Exhibit 8.1

LIST OF SUBSIDIARIES

We have the following subsidiaries:
Subsidiary Name	Jurisdiction of Incorporation	Ownership Percentage
MTS IntegraTRAK Inc.	Delaware	100%
MTS Asia Ltd.	Hong Kong	100%
Bohera B.V.	The Netherlands	100%